Exhibit 10.26
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
2010 NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY
2010 Base Salary, Option Grants, and Restricted Stock Awards. For fiscal 2010, the company’s principal executive officer, principal financial officer and each other named executive officer currently employed by the company will receive the base salary set forth below (effective as of February 1, 2010), has been granted an option to purchase the number of shares of company common stock, and has been granted the number of shares of restricted stock set forth below. All options were granted under the company’s 2005 Stock Incentive Plan at an exercise price of $18.46 (the closing price on the date of grant date). All options vest with respect to twenty-five percent of the shares on March 31, 2011 and with respect to 6.25% of the shares on the last day of each calendar quarter thereafter. All options have a term of seven years. All restricted stock awards vest in annual installments of twenty-five percent of the shares over a four year period beginning on February 28, 2011.

Name	Title	Base Salary	Options	Restricted Stock
Anthony P. Bihl, III	President and Chief Executive Officer	$530,000	196,140	24,440
Mark A. Heggestad	Executive Vice President and Chief Financial Officer	$311,200	63,910	7,970
Maximillian D. Fiore	Senior Vice President and Chief Technology Officer	$293,800	31,960	3,990
Joe W. Martin	Senior Vice President, General Manager BPH Therapy	$311,700	48,570	6,060
Randall R. Ross	Senior Vice President, Human Resources	$261,100	31,960	3,990
2010 Executive Variable Incentive Plan. Our executive officers participate in our 2010 Executive Variable Incentive Plan (2010 EVIP). The Compensation Committee (and the Board of Directors with respect to executive officers) established a target bonus for each participant in the 2010 EVIP. The 2010 EVIP provides for payment of a bonus based on achievement of net sales, net income and cash flow objectives in the 2010 operating plan approved by the Board. The total bonus is weighted 40% for achieving the net sales objective, 30% for achieving the net income objective and 30% for achieving the cash flow objective. The bonus payable under the plan is pro-rated for achievement above the minimum threshold and increases with percentage achievement relative to the objectives, and 100% of the target bonus will be paid at 100% achievement of the plan objectives. The maximum bonus payable under the plan will be 200% of the target bonus at 110% achievement of the net sales and net income objectives and 115% achievement of the cash flow objective. Bonuses for achieving the net sales and net income objectives will be paid beginning at 95% achievement of the net sales objective and 90.1% achievement of the net income objective, respectively. Bonuses for achieving these objectives will be determined and paid quarterly. Bonuses for achieving the cash flow objective will be paid beginning at 85.1% achievement of the cash flow objective, and bonuses for achieving this objective will be determined and paid annually. The target bonus for 2009 for the company’s principal executive officer, principal financial officer and each other named executive officer currently employed by the company is set forth in the table below.

Name	Title	Target Bonus
Anthony P. Bihl, III	President and Chief Executive Officer	$530,000
Mark A. Heggestad	Executive Vice President and Chief Operating Officer	$186,720
Maximillian D. Fiore	Senior Vice President and Chief Technology Officer	$117,520
Joe W. Martin	Senior Vice President, General Manager BPH Therapy	$155,850
Randall R. Ross	Senior Vice President, Human Resources	$104,440